Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to the Form S-4 of First Financial Corporation of our report dated March 6, 2019 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of First Financial Corporation for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the proxy statement/prospectus.

Crowe LLP

Indianapolis, Indiana

June 6, 2019